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Exhibit 12.02

CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In millions of dollars)

						NINE MONTHS ENDED SEPTEMBER 30,
	YEAR ENDED DECEMBER 31,
EXCLUDING INTEREST ON DEPOSITS:
	2002	2001	2000(1)	1999(1)	1998(1)	2003	2002
FIXED CHARGES:
INTEREST EXPENSE (OTHER THAN
INTEREST ON DEPOSITS)	$6,282	$8,316	$8,722	$7,795	$7,308	$3,997	$4,876
INTEREST FACTOR IN RENT EXPENSE	322	303	283	235	213	269	231
DIVIDENDS—PREFERRED STOCK(2)	—	—	—	—	126	—	—

TOTAL FIXED CHARGES	$6,604	$8,619	$9,005	$8,030	$7,647	$4,266	$5,107

INCOME:
INCOME BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$16,166	$15,221	$12,876	$10,496	$6,732	$14,580	$12,900
FIXED CHARGES (EXCLUDING PREFERRED STOCK DIVIDENDS)	6,604	8,619	9,005	8,030	7,521	4,266	5,107

TOTAL INCOME	$22,770	$23,840	$21,881	$18,526	$14,253	$18,846	$18,007

RATIO OF INCOME TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS	3.45	2.77	2.43	2.31	1.86	4.42	3.53

INCLUDING INTEREST ON DEPOSITS:
FIXED CHARGES:
INTEREST EXPENSE	$15,079	$20,181	$22,045	$18,606	$18,868	$9,441	$11,767
INTEREST FACTOR IN RENT EXPENSE	322	303	283	235	213	269	231
DIVIDENDS—PREFERRED STOCK(2)	—	—	—	—	126	—	—

TOTAL FIXED CHARGES	$15,401	$20,484	$22,328	$18,841	$19,207	$9,710	$11,998

INCOME:
INCOME BEFORE TAXES, MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	$16,166	$15,221	$12,876	$10,496	$14,580	$14,580	$12,900
FIXED CHARGES (EXCLUDING PREFERRED STOCK DIVIDENDS)	15,401	20,484	22,328	18,841	9,710	9,710	11,998

TOTAL INCOME	$31,567	$35,705	$35,204	$29,337	$24,290	$24,290	$24,898

RATIO OF INCOME TO FIXED CHARGES INCLUDING INTEREST ON DEPOSITS	2.05	1.74	1.58	1.56	2.50	2.50	2.08

(1)
On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates.

(2)
On October 8, 1998, Citicorp merged with and into a newly formed, wholly owned subsidiary of Travelers Group Inc. ("TRV") (the "Merger"). Following the Merger, TRV changed its name to Citigroup Inc. Under the terms of the Merger, Citicorp common and preferred stock were exchanged for Citigroup common stock and preferred stock. As such there were no Citicorp preferred dividends subsequent to 1998.

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  Exhibit 12.02